FOR IMMEDIATE RELEASE                      CONTACT:          Mr. James A. Aston
                                                         Chief Financial Officer
                                                                  (864) 239-1660


 Insignia Completes $109 Million Acquisition of Multi-Family Portfolio in Joint
                  Venture with Blackstone Real Estate Advisors

Greenville, SC January 15, 1996 - Insignia Financial Group, Inc. (NYSE-IFS) announced today that on December 31, 1996 it had successfully completed the acquisition of 25 multi-family properties in joint venture with Blackstone Real Estate Advisors, a New York based investment banking group. These assets, known as the GSSW Portfolio, were formerly owned by a joint venture between Great
Southern Life Insurance Company and Southwestern Life Insurance Company, and consist of 5,710 multi-family apartment units. The total consideration paid for the GSSW Portfolio was approximately $109 million. Affiliates of Insignia, in addition to being a general partner in the acquiring entity, became the property manager for the properties effective January 1, 1997 and also expect to complete a refinancing of the properties in the portfolio over the next 60 days. In addition to the benefits associated with its equity investment, Insignia expects the acquisition to provide recurring annual property management revenues of more than $1 million. The majority of the 25 property portfolio is based in the Southeast and Mid- Atlantic regions with concentrations of properties in the Houston, San Antonio, Newport News, and Greensboro/Winston-Salem markets. Insignia and Blackstone have an option to buy up to three more assets over the next 45 days.

In commenting on the acquisition, Andrew L. Farkas, Chairman, Chief Executive Officer, and President of Insignia said, "We are very excited about completing this type of acquisition as it further broadens our co-investment program which we initiated in early 1996. This acquisition is consistent with the strategy embodied in this program of investing in portfolios of real estate that we believe have excellent long term equity value. Insignia's breadth of operations and experience provided our ability to perform and complete all aspects of due diligence and closing in a short period of time. This agility, coupled with Blackstone's financial sophistication and strength, proved to be a very strong competitive advantage."

Insignia also separately announced the acquisition from a joint venture partner of 40% joint venture interests in CCP III Acquisition LLC and CCP IV Acquisition LLC. These





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joint  ventures were formed in 1995 to purchase  limited  partnership  interests through registered tender offers in ConCap Properties III Limited Partnership and ConCap Properties IV Limited Partnership, partnerships which are controlled by an affiliate of Insignia. Through the buyout of the joint venture partner, Insignia will acquire approximately 9% and 8% of the total limited partnership units outstanding in ConCap Properties III Limited Partnership and ConCap
Properties  IV  Limited  Partnership,   respectively.   This  brings  the  total
percentage of the outstanding limited partnership units owned by an affiliate of Insignia to approximately 23% and 19%, respectively.

Insignia is a fully integrated real estate services company specializing in the ownership and operation of securitized real estate assets. As a full service real estate management organization, Insignia performs property management, asset management, investor services, partnership accounting, real estate investment banking, and real estate brokerage services for various types of owners including approximately 900 limited partnerships having approximately 400,000 limited partners.

Insignia is the largest manager of multi-family residential properties in the United States and is among the largest managers of commercial properties. Insignia commenced operations in December 1990 and since then has grown to provide property and/or asset management services for over 2,500 properties which include approximately 287,000 residential units (including cooperative and condominium units), and approximately 107.2 million square feet of commercial space located in over 500 cities and 48 states.

For    more    information    on    Insignia,    visit    our   web    site   at
http://www.insigniafinancial.com.